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                    April 8, 2022

       Erik S. Nelson
       Chief Executive Officer
       UAN Power Corp.
       2030 Powers Ferry Road SE, Suite #212
       Atlanta, GA 30339

                                                        Re: UAN Power Corp.
                                                            Amendment No. 3 to
Registration Statement on Form 10-12G
                                                            Filed April 1, 2022
                                                            File No. 000-54334

       Dear Mr. Nelson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Real Estate & Construction
       cc:                                              Michael Littman